EXHIBIT 99.1

VitalStream

VITALSTREAM HOLDINGS REPORTS RECORD
QUARTERLY AND ANNUAL REVENUES
Fourth Quarter 2004 Sales Increase 69 Percent

(Irvine, CA), February 10, 2005 - VitalStream(R) Holdings, Inc. (OTC Bulletin Board: VSTH), the parent company of VitalStream, Inc., a global provider of integrated content delivery and streaming media services, today reported results for the fourth quarter and fiscal year ended December 31, 2004.

Revenues for the fourth quarter ended December 31, 2004 were $2,988,000, a 69 percent increase over revenues of $1,771,000 in the same period a year ago, and an 11 percent sequential increase over revenues of $2,691,000 in the third quarter of 2004. Revenues for the full year 2004 were $9,972,000, a 42 percent increase over revenues of $7,001,000 in 2003. The company ended 2004 with $10.3 million in cash versus $773,000 at the end of 2003.

For the fourth quarter of 2004, VitalStream reported a net loss of $462,000, or ($0.01) per share, compared with a net loss of $456,000, or ($0.01) per share in the same period a year ago. For the full year 2004, the company reported a net loss of $1,546,000, or ($0.03) per share, versus a net loss of $1,055,000, or ($0.04) per share in 2003.

Included in the net loss for the fourth quarter and full year of 2004 was an additional compensation expense of approximately $188,000 related to a severance agreement with the former president and chief executive officer of the Company.  In addition, during the second quarter of 2004, the Company recorded a $303,000 non-cash compensation expense related to a severance agreement as well as $231,000 of interest expense comprised of interest and conversion costs related to the conversion of the notes payable to common stock during that quarter. VitalStream's weighted average shares outstanding increased by approximately 59 percent during fiscal year 2004 compared to fiscal year 2003 as a result of financing and conversion transactions that occurred during June of 2004.

"Our solid revenue growth both quarter over quarter and on an annual basis reflects VitalStream's success in growing our customer base and expanding existing customer relationships," said Philip N. Kaplan, president and chief operating officer. "In particular, we have added large enterprise customers in the media, advertising and retail sectors and now count more than 500 significant customers, based on our ability to provide the industry's leading solutions for the broadcast of digital media and communications on the internet," he added.

"During the fourth quarter, we were especially delighted to achieve two company revenue milestones as both monthly net revenues exceeded $1 million and monthly recurring revenues exceeded $1 million for the first time in the company's history," he continued.

New customers added during the fourth quarter included The New York Times, Viacom's Spike TV Network, Saleen, Milwaukee Tools, Intermix (MySpace.com) and Rokenbok.

"Our financial results reflect several factors, including the continued investments we are making in technology, and our network and administrative infrastructure, to support the growth of our customers and offer them innovative products and services," he added.

"We are realizing key milestones in the implementation of our growth strategy," Kaplan noted. "Leveraging our strong cash position, we are enhancing the Company's product portfolio and expanding our market development programs, including in international markets. In addition, we will continue to explore opportunities through strategic partnerships and acquisitions that have the potential to expand our customer base and grow revenues."

FINANCIAL SUMMARY (Unaudited)
(all numbers in 000's, except per share data)

Statement of Operations

	Three months ended December 31,		Twelve months ended December 31,
	2004	2003	2004	2003

Revenues	$2,988	$1,771	$9,972	$7,001

Cost of revenue*	1,504	954	4,600	3,390

Gross Profit	1,484	817	5,372	3,611

Research & development*	126	86	476	369
Sales & marketing*	803	574	2,860	2,037
General & administrative*	946	566	2,771	2,159
Stock based compensation	-	-	303	-

Operating loss	(391)	(409)	(1,038)	(954)

Other Income (Expense)
Interest expense, net	(60)	(36)	(462)	(150)
Other income (expense)
including taxes	(11)	(11)	(46)	49

Net loss	($462)	($456)	($1,546)	($1,055)

Loss per share (less
preferred dividends)	($0.01)	($0.01)	($0.03)	($0.04)

Weighted average shares
Outstanding	60,029	31,378	47,366	29,708

* In 2004, we reviewed expenses in each of these categories for proper classification and made certain modifications. All prior period amounts have been reclassified to conform with current year presentation. These modifications had no impact on loss from operations or net loss. Salaries and benefits of employees who operate our network were reclassified from Research and development, Sales & marketing, and General & administrative to Cost of revenue. Certain costs not related to the operation of our network were reclassified from Cost of revenue to General & administrative.

Balance Sheet Highlights

	December 31, 2004	December 31, 2003

Cash	$10,276	$ 773

All other assets	5,953	3,882

Total Assets	$16,229	$4,655

Total Liabilities	$ 4,908	$3,182

Total Shareholders' Equity	11,321	1,473

Total Liabilities and Shareholders' Equity	$16,229	$4,655

Adjusted EBITDA

Adjusted EBITDA for the quarter ended December 31, 2004, was a negative $17,000, compared to a negative $166,000 during the comparable period last year. Adjusted EBITDA for the full year 2004, was a positive $366,000, compared to a negative $214,000 for 2003. The reconciliation of net loss to Adjusted EBITDA is as follows:

	Three months ended December 31,		Twelve months ended December 31,
	2004	2003	2004	2003

	(all numbers in 000's)
Net loss	($462)	($456)	($1,546)	($1,055)
Depreciation and amortization	385	254	1,145	689
Interest expense, net	60	36	461	150
Non-cash stock compensation	-	-	303	-
Income tax expense	-	-	3	2

Adjusted EBITDA	($17)	($166)	$366	($214)

Use of Non-GAAP Financial Measures

VitalStream defines Adjusted EBITDA as net income (loss) before interest, income taxes, depreciation, amortization and stock-based compensation. Adjusted EBITDA is not a measure used in financial statements reported in accordance with generally accepted accounting principles, does not represent funds available for discretionary use and is not intended to represent cash flow from operations as measured under generally accepted accounting principles. Adjusted EBITDA should not be considered as an alternative to net loss or net cash used in operating activities. VitalStream's calculation of Adjusted EBITDA may not be comparable to the computation of similarly titled measures of other companies.

VitalStream's management uses Adjusted EBITDA as a measure of its operating performance. In addition, VitalStream believes that Adjusted EBITDA may be useful to existing and potential creditors of VitalStream, and to analysts and investors that follow VitalStream's performance, because it is one measure of the income generated that is available to service any outstanding debt.

About VitalStream, Inc.

VitalStream, Inc., a wholly-owned subsidiary of VitalStream Holdings, Inc. (OTC Bulletin Board: VSTH), is a global provider of integrated content delivery services that enable businesses to broadcast their digital media and communications to worldwide audiences via the Internet. The Company provides complete solutions, including audio and video streaming, live event broadcasting, media asset management, integrated web hosting and consulting services, that seamlessly integrate with today's leading streaming media technologies. To ensure a worldwide reach, VitalStream engineered its award-winning content delivery network certified for quality delivery in the United States, Europe and Asia. For more information, call 800-254-7554, or visit www.vitalstream.com.

Forward-Looking Statements

This news release may contain certain" forward-looking statements" within the meaning of Section 27A of the Securities Act of 1993 and Section 21E of the Securities Exchange Act of 1934. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. Actual results may vary materially from the expectations contained in the forward-looking statements. Forward-looking statements may include statements addressing future financial and operating results of the Company. The following factors, among others, could cause actual results to differ materially from those described in any forward-looking statements: The risk that the Company's revenue may decrease on a quarter over quarter basis because of a slower than projected growth in the demand for digital broadcast and streaming services; the risks that the Company's existing customers may cease to use the Company's services and/or may not use the Company's services at the projected rate; uncertainties regarding the future demand for the Company's products and services generally despite infrastructure investments, expansion into other markets and product enhancements; the risk that the trend towards increasing broadband penetration may not continue; the inability of the Company to compete or the competitive advantage of companies that compete or may compete in our markets; the risk that the Company may not be able to find suitable strategic or acquisition transactions or, upon completing such transactions, achieve the anticipated benefits;  the risk that the Company's operational efficiency may not continue to improve; the risk that the Company may be unable to obtain capital necessary to continue operations and fuel growth or obtain it at favorable rates; the risk that the Company may experience technical or security problems that injure its business or increase its operating costs; and or uncertainties regarding our ability to pursue our proposed business strategy. More detailed information about these factors and others is set forth in the Company's filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K. Such forward-looking statements speak only as of the date of this release. The Company is under no obligation (and expressly disclaims any obligation) to update or revise any forward-looking statements whether as a result of new information, future events or otherwise.

VitalStream is a registered trademark of VitalStream, Inc. All other trademarks are property of their respective holders.
Investor Relations Contact:
Mark Belzowski VitalStream, Inc. 949/743-2000 ir@vitalstream.com	Neal Rosen Kalt Rosen & Co. LLC 415/397-2686 rosen@krc-ir.com